Exhibit 99.2

This English translation is for convenience purposes only. This is not an official translation and is not binding. Whilst reasonable care and skill have been exercised in the preparation hereof, no translation can ever perfectly reflect the original Hebrew version. In the event of any discrepancy between the Hebrew version and this translation, the Hebrew version shall prevail.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA FROM THE
CONSOLIDATED FINANCIAL STATEMENTS ATTRIBUTABLE TO THE COMPANY

December 31, 2025 (Audited)

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA

FROM THE CONSOLIDATED FINANCIAL STATEMENTS

ATTRIBUTABLE TO THE COMPANY

AS OF DECEMBER 31, 2025

U.S. DOLLARS IN THOUSANDS

INDEX

Page

Special Report Presented Pursuant to Regulation 38d	2

Financial Information from the Consolidated Statements of Financial Position Attributable to the Company	3

Financial Information from the Consolidated Statements of Profit or Loss Attributable to the Company	4

Financial Information from the Consolidated Statements of Cash Flows Attributable to the Company	5

Additional Information	6-12

- - - - - - - - - - -

Special Report in accordance with Regulation 9c

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is financial information and financial data attributable to the Company, separate from the consolidated financial statements as of December 31, 2025, published as part of the periodic reports (“consolidated financial statements”), presented in accordance with Regulation 38d to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

The significant accounting policies applied in presenting this financial information is elaborated in Note 1 to the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Financial Information from the Consolidated Statements of Financial Position Attributable to the Company

		December 31,
	Note	2025	2024
		U.S. dollars in thousands
ASSETS
NON-CURRENT ASSETS
Investments in investees		$400,139	$849,492
Restricted cash		—	10,109
		400,139	859,601
CURRENT ASSETS
Cash and cash equivalents		622	704
Restricted cash		10,870	3,252
		11,492	3,956
Total assets		$411,631	$863,557

EQUITY		$80,489	$523,989

NON-CURRENT LIABILITIES
Bonds payable, net		—	298,741

CURRENT LIABILITIES
Accounts payable and accrued liabilities		11,813	8,208
Bonds payable, net	2	302,004	20,653
Due to owner	2	17,325	11,966
		331,142	40,827
Total liabilities		331,142	339,568
Total equity and liabilities		$411,631	$863,557
The accompanying notes are an integral part of the condensed financial data.

April 15, 2026	/s/ Ryan Schluttenhofer	/s/ Ronen Nakar
Date of approval of	Schluttenhofer, Ryan	Nakar, Ronen
financial data	Chief Accounting Officer	Chief Executive Officer and Chairman of the Board authorized by the Company's Board of Directors to execute the financial statements

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Financial Information from the Consolidated Statements of Profit or Loss Attributable to the Company

	Year ended December 31,
	2025	2024	2023
	U.S. dollars in thousands

Share of loss from investees, net	$(355,991)	$(190,035)	$(157,546)
Advisory fees to owner	(9,641)	(11,593)	(11,776)
Restructuring charges	(1,508)	—	—
General and administrative expenses	(3,622)	(2,645)	(2,039)
Operating loss	(370,762)	(204,273)	(171,361)
Finance expense	(30,773)	(30,720)	(22,897)
Finance income	501	1,005	756
Loss on extinguishment of debt	(1,910)	(6,033)	—
Foreign currency transaction loss	(40,556)	(3,156)	(18,712)
Net loss	$(443,500)	$(243,177)	$(212,214)
Total comprehensive loss	$(443,500)	$(243,177)	$(212,214)
The accompanying notes are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Financial Information from the Consolidated Statements of Cash Flows Attributable to the Company

	Year ended December 31,
	2025	2024	2023
	U.S. dollars in thousands
Cash flows from operating activities
Net loss	$(443,500)	$(243,177)	$(212,214)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share of loss from investees	355,991	190,035	157,546
Finance expense	30,773	30,720	22,897
Distribution from investees, net	26,566	49,109	3,712
Foreign currency transaction loss	40,556	3,156	18,712
Loss on extinguishment of debt	1,910	6,033	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	670	(247)	(1,709)
Restricted cash for operational expenditures	1,504	(3,389)	2,105
Due to owner	(3,808)	3,982	6,908
Net cash provided by (used in) operating activities	10,662	36,222	(2,043)
Cash flows from investing activities
Distributions from (to) investees, net	66,796	47,280	(15,712)
Payments on foreign currency derivatives, net	—	(478)	(30,209)
Net cash provided by (used in) investing activities	66,796	46,802	(45,921)
Cash flows from financing activities
Proceeds from loans from owner	10,000	—	—
Payment on bonds payable	(62,595)	(253,229)	—
Interest paid	(26,746)	(21,990)	(20,879)
Release (distribution) of restricted cash for debt service obligations	2,729	26,590	(18,267)
Proceeds from bonds payable	—	156,746	101,636
Payments of deferred financing costs	—	(4,850)	(4,223)
Distributions to owner	—	(6,554)	(7,453)
Net cash used in financing activities	(76,612)	(103,287)	50,814
Effect of exchange rate changes on cash and cash equivalents	(928)	(536)	(157)
(Decrease) increase in cash	(82)	(20,799)	2,693
Cash, beginning of the period	704	21,503	18,810
Cash, end of the period	$622	$704	$21,503

Supplemental Disclosure of Noncash Activities:
Advisory fee reimbursement payable to owner	$7,415	$11,961	$7,047
Distribution payable to owner	$—	$—	$1,750
The accompanying notes are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

NOTE 1:    BASIS OF PREPARATION
a.Separate financial information is prepared in a condensed format as of December 31, 2025 and for the year then ended, in accordance with Regulation 9c of the Securities Regulations (Periodic and Immediate Reports), 1970. This separate financial information should be read in conjunction with the consolidated financial statements as of December 31, 2025 and for the year then ended, and the information accompanying notes.
b.The financial condition of the Company and the going concern assumption.
As of December 31, 2025, the Company had a working capital shortfall amounting to $319.7 million, primarily attributed to the Series B (388.3 milion Israeli new Shekels or $121.7 million as of December 31, 2025) and Series D (587.0 million Israeli new Shekels or $184.0 million as of December 31, 2025) bonds (“Series Bonds”) of 975.3 million Israeli new shekels ($305.7 million as of December 31, 2025) maturing within 12 month period from the date of the statement of the financial position and of which per the terms of the deed of trust, the bondholders have grounds for calling an immediate repayment of the bonds.
As of December 31, 2025, the Company was non-compliant with the minimum consolidated equity requirement and Net Adjusted Financial Debt to Net Adjusted Cap covenants related to the Series Bonds. Additionally, on September 30, 2025, the Company’s Series Bonds were downgraded from ilBBB to ilB by S&P Global Ratings Maalot Ltd. and and of which per the terms of the deed of trust, the bondholders have grounds for calling an immediate repayment of the bonds of 975.3 million Israeli new shekels ($305.7 million as of December 31, 2025). Refer to Note 2 for additional details.
In July 2025, the Company, through investees, completed a secured financing transaction of $80.0 million and as a result of completing this transaction, a trustee that represents the bondholders of the Series Bonds (the “Trustee”), issued a series of communications alleging potential breaches of duty, see below “Negotiations between the Company and the Trustee and the representatives of the holders of the Series B and Series D bonds of the Company (the “Bondholders”)” for further details. Additionally, as a result of the downgrade on the Series Bonds, the Company also triggered an event of default with an investee's loan with WhiteHawk Capital Partners LP (the “WhiteHawk Loan”) of $80.0 million.
During the years ended December 31, 2025, 2024, and 2023, the Company’s investees recognized fair value losses of investment properties (including as a result of the sale of an asset and/or the signing of sale agreements) of $266.8 million, $123.1 million, and $113.3 million, respectively, due to declines in market conditions and projected cash flows, including assumptions such as the intended hold period, market rental rates and leasing assumptions, changes in sales comparisons, and based on quoted prices. In addition, as noted above, a portion of the losses resulted from the expedited sale of investment properties at values lower than their fair value. Continued declines in fair values may limit our ability to sell assets or refinance debt at attractive terms and actual results could be significantly different from the estimates. The Company’s investees may also negotiate a turnover of one or more secured properties back to the related lender and remit payment for any associated loan guarantee.
The Company’s investees holds a residential homes portfolio and is classified as Level 3 within the fair value hierarchy. In accordance with the accounting standards, the unit of measurement is the individual residential unit rather than the portfolio as a whole. Accordingly, the valuations are performed by measuring the fair value of each individual residential unit. It should be noted that a market participant evaluating a single residential home property may not apply the same portfolio-level discounts that another market participant would require when acquiring the portfolio, where the weighted average cost of capital, including current market costs of debt and equity, would more directly influence pricing. Management estimates that if the residential homes will be sold as a portfolio, rather than as separate residential units, the expected proceeds may reflect a portfolio discount of approximately 10% to 25% relative to the value of the individual unit as reflected in the financial statements.
As of the approval date of the condensed financial data, in order for the Company’s investees to continue their regular operations, several actions will need to be completed in the near term, including debt refinancing and real estate sales, all of which are subject to approval under the Standstill and other third-party approvals. These plans are subject to change based on market conditions in the commercial real estate lending environment, the current interest rate environment, leasing and transaction volume challenges in certain markets, successful negotiations with the Trustee and Representatives, and such plans are not within the control of the Company, and therefore, there is no assurance that the Company’s investees will be successful in implementing its plans and fulfill existing and projected obligations upon maturity. The uncertainty regarding the Company’s plans could be mitigated through the potential sales of its residential homes, successful negotiations with the Trustee and Representatives, and other strategic actions currently under consideration. Since the plans mentioned above are

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

not within the control of the Company and subject to approval of third parties, including consents from bondholders and other lenders, the Company’s management and the Board of Directors have concluded that there are significant doubts regarding the Company's ability to continue as a going concern.
No adjustments were made to the financial statements to the values or classifications of assets and liabilities that might be necessary if the Company is unable to continue operating as a going concern.
c.Class Action Suit
On September 10, 2025, a bondholder filed a petition for certification of a class action in the Tel Aviv District Court, Israel against the Company and certain members of its board of directors, alleging that disclosures relating to the Company were misleading and caused investor harm. The petition states an individual claim amount in excess of 2.5 million Israeli new shekels ($0.8 million as of December 31, 2025) and cites the petitioner’s expert model estimating potential class-wide damages of approximately 124.6–145.2 million Israeli new shekels ($39.1–$45.5 million as of December 31, 2025). The matter is at a preliminary stage; the court has not ruled on class certification or on the merits and based on the Company’s legal counsel’s advice, the potential outcome cannot be determined, nor can the chances of the petition being approved be reliably assessed.
d.Negotiations between the Company and the Trustee and the representatives of the Bondholders.
The following is a summary of the main actions and decisions that were carried out and made in the framework of the aforementioned negotiations:
1.Objection to Filing Insolvency Proceedings
On March 10, 2026, meetings of the Bondholders resolved to object to the filing of an application for an order to commence insolvency proceedings against the Company, in accordance with the mechanism set out in the Insolvency and Economic Rehabilitation Law and Section 35H(d2b)(1) of the Securities Law. However, the applicable securities law requires a quorum of at least 75% of the voting rights, and such quorum was not achieved at the March 10, 2026 meetings. As a result, the Trustee was obligated to submit a petition for the commencement of insolvency proceedings. A court hearing on the petition has been scheduled for April 28, 2026.

2.Refinancing of the Pacific Oak Residential Trust, Inc. (an investee, “PORT”), Property Portfolio
On February 18, 2026, meetings of the Bondholders approved entering into a memorandum of understanding and a detailed agreement for the refinancing of loans secured by PORT. The voting approved the refinancing and to which the financing proposal of Klirmark Opportunity Fund IV, LP was selected.

3.Exemption from Liability for Officers and Management Company
On February 15, 2026, meetings of the Bondholders, by special resolution, approved granting a full exemption from liability and waiver of claims with respect to the new officer and directors (Mr. Ronen Nakar, Ms. Varda Kalal, and Mr. Itay Dayan), as well as R2 Advisors, LLC, Mr. Ryan Schluttenhofer, and all officers and managers thereof, in connection with management services provided to the Company.

4.Deferral of Debenture Payment Dates
Meetings of the Bondholders approved several resolutions to defer repayment dates.

On March 17, 2026, holders of Series B bonds approved deferring principal and interest payments to June 1, 2026 (instead of April 1, 2026), and authorized the Trustee, by special resolution, to grant an additional deferral of up to one month.

On March 17, 2026, the trustee for the Series D bonds exercised previously granted authority to further defer interest payment dates, such that the effective date was deferred to April 18, 2026 and the payment date to April 30, 2026.

5.Use of Interest Cushion Funds
During the year ended December 31, 2025 and subsequently, the Bondholders approved the extension of two loans to the Company, in an aggregate amount of approximately $10.0 million, from funds held in the interest cushion accounts of the Series Bonds. The loans bear an annual interest of 20% and repayment of principal and accrued interest is expected to occur from the earliest proceeds received by the Company or controlled entities, including: asset sales or refinancing of real estate properties, sale of equity interests, or issuance of additional debt instruments, subject to creditor repayment priorities and

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

maintenance of a minimum operating cash balance. As of December 31, 2025, $3.8 million was funded and as of the approval date of the consolidated financial statements, the full facility of $10.0 million was funded.

6.Asset Management Transition (Westdale)
On January 22, 2026, the Company replaced previous management company and entered into a asset management agreement with Westdale for the Company’s portfolio of investments, excluding residential homes. Refer to Note 3 for additional details.

7.Management Agreement with R2 Advisors, LLC
On January 22, 2026, meetings of the Bondholders approved entering into a management agreement with R2 Advisors, LLC. Refer to Note 3 for additional details.

8.Authorization to Sell Keppel Pacific Oak US REIT (S-REIT) Shares
Meetings of the Bondholders approved authorizing the Company to sell its holdings in S-REIT shares, subject to approvals by the representative body and U.S. counsel. Subsequent to December 31, 2025, the Company completed sales of approximately 49 million shares of its 64 million shares for proceeds of $7.9 million.

9.Debt Arrangement Proposals
On September 19, 2025, the Company published a proposal in principle for a settlement with the Bondholders.
On October 15, 2025, the Company received a proposal in principle for a settlement from the representatives of the Bondholders (the “Representatives”).
On December 25, 2025, meetings of the Bondholders resolved to instruct the Trustee to apply to the court to convene creditor meetings to approve a debt arrangement.
On February 4, 2026, subsequent to the reporting date, the Tel Aviv District Court approved the convening of such creditor meetings.

10.Transactions Relating to Sale of PORT Properties
On September 28, 2025, the Bondholders failed to approve a transaction for the sale of 1,799 residential homes held trough PORT, as well as Company’s proposal to proceed with a transaction for the sale of 281 residential homes located in Michigan.
On December 8, 2025, meetings approved authorizing the sale of up to 50 residential homes held through PORT, notwithstanding prior undertakings.
On February 4, 2026, meetings rejected proposals to enter into a memorandum of understanding for the sale of all the residential homes held through PORT.

11.Richardson Sale Transaction
On November 24, 2025, meetings of the Bondholders approved instructing the Trustee to notify the Company and it’s investees of their consent to proceed with the sale of the Richardson Office property and related land for total consideration of $26.0 million. Subsequent to this approval, the Company’s investee entered into amended purchase and sale agreements for a total consideration of $28.0 million; however, the parties later terminated the amended purchase and sale agreement, and the Company’s investee is currently in the process of marketing the property for sale. As of the approval date of the condensed financial data, these amended agreements have expired and no binding agreement is currently in place. The Company is actively engaged in discussions to renegotiate a potential transaction; however, there can be no assurance that a new agreement will be executed or that a transaction will be completed on comparable terms, or at all.

12.Postponement of the call for immediate repayment of Company’s debentures
On November 17, 2025, the Bondholders resolved to refrain from calling the Series Bonds for immediate repayment.

On November 17, 2025, Bondholders resolved to instruct the Trustee to convene, by November 30, 2025, an assembly of holders of the Series Bonds to decide on the matter of calling the aforementioned debentures for immediate repayment.

13.Founding a Board of Directors’ committee to coordinate negotiations between the Company and representatives of the debenture holders

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

On August 28, 2025, the Company’s Board of Directors decided to form a committee, which included the following members of the Board: Messrs. Peter McMillan III (former Director and former President of the Company), Keith Hall (former Director and former CEO of the Company), and Ron Hadassi (External Director) in favor of coordinating the negotiations between the Company and Representatives, alongside Pacific Oak Capital Advisors, LLC (“POCA”).

14.Letter of commitment to Reznik Paz Nevo Trustees Ltd., the trustee for the Bondholders
On August 26, 2025, the Company reported that a Letter of Commitment (the “Standstill”) was signed in favor of Trustee and in favor of the Bondholders.

15.Decision to order negotiations in accordance with the debt settlement principles document
On August 3, 2025, the meetings of the Bondholders approved an instruction to the Trustee, the Representatives, and the Trustee's counsel and Bondholders to conduct negotiations with the Company for the purpose of reaching a debt arrangement on the basis of the debt settlement principles document.

16.Decision to Notify the Company of the Objection of the Bondholders to the engagement in the Financing Agreement
On July 27, 2025, the meetings of the Bondholders approved a resolution to instruct the Trustee to notify the Company and the Company's officers that the Bondholders object to the Company entering the WhiteHawk Loan in which the Company ultimately entered into.

17.Appointment of Representatives
Appointment of a joint representation
On July 21, 2025, the meetings of the Bondholders decided to appoint a joint representation for the Bondholders.

Appointment of an American Advisor to the Joint Representation of the Trustee of the Debenture Series and the Bondholders
On July 31, 2025, the meetings of the Bondholders approved the appointment of Mr. Amir Giryes as an American advisor for the Joint Representation.

Appointment of an American Legal Counsel for the Joint Representation
On July 31, 2025, the meetings of the Bondholders approved the appointment of Adv. Michael Friedman of the law firm Chapman and Cutler LLP as an American legal counsel for the Joint Representation.

Appointment of Legal Advisor to the Trustee, the Bondholders and the Joint Representation
On July 28, 2025, the meetings of the Bondholders approved the appointment of a legal advisor for the joint representation of the Trustee and Representatives (the “Joint Representation”). The candidates who received the most votes in aggregate were Adv. Raanan Kalir and Adv. Alon Binyamini of Erdinast, Ben Nathan, Toledano & Co.

Appointment of a member of the Joint Representation
On July 28, 2025, the meetings of the Bondholders decided that the Joint Representation. At those meetings, the candidate who received the most votes in aggregate was Mr. Ofer Gazit.

18.Corporate structure and separation from Pacific Oak Group
Effective January 31, 2026, the Company and the REIT ceased to be part of the Pacific Oak Group following the termination of the previous management and advisory arrangements and the transition to new service providers. Termination of prior management arrangements and entry into new agreements. On January 22, 2026, following approval by the Board of Directors and debenture holders, the Company entered into: An agreement with the REIT governing settlement of amounts payable and terminating the previous management company’s engagement. A new asset management agreement with a replacement management company and new accounting and financial services agreement with a third-party provider became effective January 31, 2026. Concurrently, the REIT formally terminated the advisory agreement with the previous management company effective January 31, 2026, after which the new service providers commenced operations. Refer to Note 3 for additional details.

19.Changes in directors and officers

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

Subsequent to December 31, 2025, there were service provider changes, prior directors and one senior officer, including the former President and CEO were removed. New executive leadership and external directors were appointed. One director announced intentions to conclude their service during the first half of 2026. These governance changes represent a significant change in management and oversight during the reporting period. Refer to Note 3 for additional details.

e.Restructuring Events

Bondholder Request to the Israeli Court and Related Debt Agreement
Subsequent to December 31, 2025, the Trustee applied to the Tel Aviv–Jaffa District Court to convene a meeting of the Bondholders to consider and approve a proposed debt arrangement under the Israeli Insolvency and Economic Rehabilitation Law.
The arrangement extends the final maturity of both series to June 2028, modifies key terms (including interest, security and enforcement), and provides for a consolidated repayment schedule aligned with an orderly realization of the Company’s assets, including a defined payment waterfall and minimum liquidity reserve requirements. It also requires the creation and registration of first-priority security interests over substantially all unencumbered Company assets (subject to limitations) and imposes significant operating covenants and restrictions, with enhanced trustee/bondholder oversight and specified enforcement rights upon certain events of default. As of the approval date of the condensed financial data, the proposed debt arrangement is still under review.
REIT Support
In connection with the debt arrangement and on the date it became effective, the Company and the REIT entered into a second loan arrangement pursuant to which the Company may, in its discretion, advance funds to the REIT in accordance with a mutually agreed budget (subject to Board determination that the Company has sufficient available funds). The budgeted advances are capped at approximately $2.9 million through July 2026, including $0.4 million previously advanced under a prior bridge arrangement and $61,000 per month thereafter. Amounts advanced under the prior bridge arrangement and the second loan may, at the Company’s option, be applied as payment or reimbursement of amounts owed by the Company to the REIT, with any such application reducing the outstanding balance owed.
S&P Global Rating Cessation
On February 17, 2026, S&P Global Ratings Maalot announced the termination of surveillance and withdrawal of the issuer credit rating and the ratings of the Company’s debenture series, at the Company’s request. Accordingly, beginning on that date, the Company’s securities are considered not rated (NR) by S&P Global Ratings. The cessation of the rating reflects the discontinuation of rating coverage rather than the publication of a new credit opinion.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

NOTE 2:    SIGNIFICANT EVENTS DURING THE REPORTING PERIOD
Israeli Bond Financings
During the year ended December 31, 2025, the Company repaid 75.4 million Israeli new shekels ($21.0 million as of January 31, 2025) of the remaining January 31, 2025 Series B bond payment and repaid the remaining Series C bond, see below for additional details. As of December 31, 2025, the Company’s had Series Bonds outstanding of 975.3 million Israeli new shekels ($305.7 million as of December 31, 2025). The Series Bonds have fixed interest rates ranging from 5.18% to 11.0%.
The deeds of trust that govern the terms of the Series Bonds contain various financial covenants:
The Series B bonds contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 475 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap shall not exceed a rate of 75%; (iii) Adjusted NOI shall be no lower than USD 35 million; and (iv) the consolidated scope of the projects for development of the Company shall not exceed 10% of the adjusted balance. As of December 31, 2025, the Company the covenants calculated under the deed of trust of the Series B Bonds were as follows: (i) Consolidated Equity Capital of the Company as of December 31, 2025 was $80.5 million; (ii) the Net Adjusted Debt to Net Adjusted Cap was 93.0%; (iii) the Adjusted NOI was $43.5 million for the trailing twelve months ended December 31, 2025; and (iv) the consolidated scope of projects was $0 as of December 31, 2025.
The Series D bonds contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 450 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap shall not exceed a rate of 75%; (iii) Adjusted NOI shall be no lower than USD 35 million. As of December 31, 2025, the Company was the covenants calculated under the deed of trust of the Series D Bonds were as follows: (i) Consolidated Equity Capital of the Company as of December 31, 2025 was $80.5 million; (ii) the Net Adjusted Debt to Net Adjusted Cap was 93.0%; (iii) and the Adjusted NOI was $43.5 million for the trailing twelve months ended December 31, 2025.
As of December 31, 2025, the Company was not in compliance with financial and nonfinancial covenants related to the Series Bonds and has entered into the Standstill. See Note 1 for additional details.
POCA Loan
During the year ended December 31, 2025, Pacific Oak Strategic Opportunity Limited Partnership (the “Operating Partnership”), the Company’s sole owner entered into loan agreements and subsequently amended loan agreements with POCA and a loan agreement between the Company and the Operating Partnership came into effect (the “POCA Loan”). As of December 31, 2025, the outstanding loan balance was $10.0 million, carried an annual interest rate of 10.00%, and matures to the earlier of June 30, 2028 or a triggering event. The loan interest is recognized as finance expenses, net in the accompanying consolidated statements of profit or loss. Additionally, the loan is secured by equity of Pacific Oak Residential Trust, Inc., the Company’s subsidiary and is recognized as due to affiliates in the accompanying consolidated statements of financial position. Subsequent to December 31, 2025, the Operating Partnership received a notice of default and reservation of rights letter from POCA. Refer to Note 3 for additional details.
Due to Owner
As of December 31, 2025, the due to owner balance consists of $10.0 million related to the POCA Loan and $7.3 million of advisory fees due under the Back-to-Back Agreement that was terminated subsequent to December 31, 2025. Refer to Note 3 for additional details.
WhiteHawk Loan and Series C Bonds Payoff
In July 2025, the Company’s investees, entered into the WhiteHawk Loan for $80.0 million. The loan has an annual interest rate of one-month SOFR plus 6.50% with a SOFR floor of 3.50% and a maturity date of the earlier of December 1, 2027 or a triggering event. The loan is secured by the Company's investments in undeveloped lands in Park Highlands and Richardson and 210 West 31st Street, a development property. As a result of entering into the loan, part of the proceeds were used to early repay all outstanding Series C bonds of 142.0 million Israeli new shekels ($42.2 million as of July 29, 2025) and was subject to a 5.0 million Israeli new shekels ($1.5 million as of July 29, 2025) early pay interest penalty. Additionally, $5.0 million was paid to the owner for deferred advisory fees under the Back-to-Back Agreement.
NOTE 3:    SUBSEQUENT EVENT
The Company evaluates subsequent events up until the date the condensed financial data is issued.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

Management Agreements
Westdale Asset Management, Ltd. (“Westdale”)
On January 22, 2026, the Company entered into an asset management agreement with Westdale (the “Westdale Agreement”). Pursuant to the Westdale Agreement, Westdale is responsible for managing, operating, directing and supervising the operations and administration of the Company’s assets (other than those held through Pacific Oak Residential Trust, Inc.). The Company will pay Westdale a monthly fee (a) with respect to each property owned by the Company an amount equal to the greater of (i) 2.0% of the sum of the gross income of each property received during the prior month and (ii) $10,000 and (b) $10,000 with respect to the investment in Pacific Oak Opportunity Zone Fund I, LLC. In connection with any asset sale, Westdale will receive a fee at the closing equal to 0.25% of the contract sales price for such sale.
R2 Advisors, LLC (“R2”)
On January 23, 2026, the Company entered into a management services agreement with R2. R2 is majority-owned and controlled by Ryan Schluttenhofer, the Company’s Chief Accounting Officer. Pursuant to this agreement, R2 will provide the Company with support in the following areas: (a) corporate accounting, recordkeeping, and regulatory filings, (b) books and records maintenance and coordination with third parties, (c) tax and compliance coordination, (d) corporate cash management support, (e) insurance and risk management support, (f) corporate governance support and (g) chief accounting officer support. The initial term of the agreement will be twelve months and the total contract value is $1.7 million, excluding reimbursable expenses.
Brian Ragsdale
On January 27, 2026, the Company entered into a management agreement with Brian Ragsdale, the Chief Executive Officer, Chief Financial Officer and President of the REIT. The agreement is effective February 1, 2026 and Mr. Ragsdale is responsible for providing high-level management and advisory support, including, but not limited to: debt restructuring and asset management. The term of the agreement is six months and the total contract value is $0.2 million.
Chairman and Chief Executive Officer Appointment
On January 29, 2026, the Company appointed Ronen Nakar as Chairman and Chief Executive Officer. Mr. Nakar succeeds Keith David Hall, who resigned effective January 28, 2026. Mr. Nakar’s responsibilities are customary for a person in his position and are exercised in accordance with the Company’s bylaws and applicable law. The appointment is effective as of February 1, 2026 and either party may terminate the appointment upon 30 days’ notice. Mr. Nakar is entitled to monthly compensation of ILS 40,000, plus VAT.
POCA Advisory Agreement
The REIT previously entered into an advisory agreement with POCA. Concurrent with the placement of the Series Bonds and the admission to trading on the Tel-Aviv Stock Exchange, an agreement between the Company and the REIT came into effect which constitutes a back-to-back agreement to the advisory agreement (the “Back-to-Back Agreement”). On January 23, 2026, the REIT terminated the advisory agreement with POCA, effective January 31, 2026. As a result, the Back-to-Back Agreement was also terminated.
PORT and POCA Loan
On January 29, 2026, the Operating Partnership shared a notice of default and reservation of rights letter (the “Notice”) from POCA, the predecessor advisor through January 31, 2026. The Notice relates to the POCA Loan and alleges, among other things, that no interest has ever been paid on the loan and, as a result, the loan is in default and all principal and accrued interest are now due. The Notice also alleges that default interest is now accruing and that more collateral is required under the related pledge agreement. As of the approval date of the condensed financial data, the Operating Partnership is investigating the nature of the payments made by the Company and the Operating Partnership and reserves all rights to dispute the notice.
On March 27, 2026, the Company received a letter from POCA to PORT asserting a notice of default under the bridge loan and indicated its intent to enforce related collateral and direct certain proceeds. The Company, together with its advisors, is evaluating the claims and potential implications; however, no adjustments have been recorded as of the approval date of the condensed financial data.